EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement File Nos:
33-44036, 33-44035, 33-55094, 33-56856, 33-72512, 33-81314, 333-18237,
333-18239, 333-30597, 333-44407, 333-48635, 333-83035, 333-87561, 333-35578,
333-128420, and 333-120782 of our report dated February 17, 2006, except for footnote 11, to which the date is February 23, 2006, relating to the consolidated financial statements of Simtrol, Inc., which report includes an explanatory paragraph as to an uncertainty with respect to Simtrol, Inc.'s ability to continue as a going concern, appearing in this Annual Report on Form 10-KSB of Simtrol, Inc. for the year ended December 31, 2005.


/s/ Marcum & Kliegman LLP


Marcum & Kliegman LLP
New York, NY
March 30, 2006